Exhibit 99(a)(1)(C)

Election Confirmation Email:
Sub: Confirmation of Election
Your election has been recorded as follows:

Name:
Employee ID:
Date of Election:

Eligible Option						Replacement RSU
Grant No.	Grant Date	Per Share Exercise Price	Shares Outstanding	Shares Vested	Option Years to Fully Vested	Number of Options for 1 RSU	Replacment RSUs	Election

If you change your mind regarding your election, you may change your election to accept or reject the offer with respect to some or all of your eligible option grants by submitting a new, properly completed, signed and dated election form. The new election form must be delivered via Fitbit’s offer website or facsimile no later than the offer expiration date, currently expected to be 9:00 p.m., Pacific Time, on July 19, 2017.
Only election forms that are properly completed, signed, dated and actually received by Fitbit via the offer website or hardcopy before the offer expires will be accepted. Election forms submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to Fitbit’s Corporate Legal team by email at [___] or phone [___].
Please note that our receipt of your election form is not by itself an acceptance of the eligible options for exchange. For the purposes of the offer, Fitbit will be deemed to have accepted eligible options for exchange that are validly tendered and not properly withdrawn as of when Fitbit gives oral or written notice to the option holders generally of its acceptance for exchange of such eligible options, which notice may be made by press release, email or other method of communication. Fitbit’s formal acceptance of the properly tendered eligible options is expected to take place shortly after the expiration of the offer.
This notice does not constitute the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (referred to as the “Offer to Exchange”). The full terms of the offer are described in (1) the Offer to Exchange; and (2) the launch email, dated June 21, 2017, announcing the offer. You may access these documents through Fitbit's EDGAR filing on the U.S. Securities and Exchange Commission’s website at www.sec.gov, on Fitbit’s offer website at https://fitbit.equitybenefits.com, or by contacting Fitbit’s Corporate Legal team at [___] or phone [___].